EXHIBIT 99.1

Zumiez Inc. Announces Fiscal 2026 First Quarter Results

First Quarter Comparable Sales Increased 4.0%
Operating Loss Improved to $15.2 million

LYNNWOOD, Wash., June 04, 2026 (GLOBE NEWSWIRE) -- Zumiez Inc. (NASDAQ: ZUMZ) a leading specialty retailer of apparel, footwear, equipment and accessories for young men and women, today reported results for the first quarter ended May 2, 2026.

Net sales for the first quarter ended May 2, 2026 (13 weeks) increased 4.9% to $193.3 million from $184.3 million in the first quarter ended May 3, 2025 (13 weeks). Comparable sales for the thirteen weeks ended May 2, 2026, increased 4.0%. Net loss in the first quarter of fiscal 2026 was $13.3 million, or $0.82 per share, compared to a net loss of $14.3 million, or $0.79 per share, in the first quarter of the prior fiscal year. The first quarter of 2025 was negatively impacted by $2.9 million, or approximately $0.13 per share related to the settlement of a wage and hours lawsuit in California. Though operating income and net income improved year-over-year, EPS was down slightly given that the Company was in a loss position in the first quarter and reduced share counts through its share buyback programs.

On May 2, 2026, the Company had cash and current marketable securities of $124.2 million compared to cash and current marketable securities of $101.0 million on May 3, 2025. The increase was primarily driven by $47.5 million of cash flow from operations and the release of $3.0 million in restricted cash, partially offset by $19.0 million related to share repurchases and $10.5 million of capital expenditures. The Company repurchased 0.3 million shares during the first quarter of 2026 at an average cost including commission of $23.56 per share and a total cost of $6.2 million.

“We continue to make important progress towards sustained profitable growth,” said Rick Brooks, Chief Executive Officer of Zumiez Inc. “First quarter comparable sales increased mid-single digits for the second consecutive year driven by ongoing strength in our North American business and strong mid-single digit comps in Europe. Sales trends in the U.S. remained nicely positive during the quarter despite increasing pressure on consumers, underscoring the success of our recent merchandise assortments and customer experience initiatives. While still in the early innings, the work we are doing to replicate our full-price selling model in Europe is gaining traction, contributing to year-over-year improvements in sales and margin. Despite some softness in North America during the May period, we are encouraged that we have been able to grow sales and margin through the challenges in the macro environment and feel we are well positioned to capitalize during the key back-to-school and holiday seasons when the consumer has a reason to come out and shop.”

May 2026 Sales
Net sales for the four-week period ended May 30, 2026, increased 0.1% compared to the four-week period ended May 31, 2025. Comparable sales for the four-week period ending May 30, 2026, decreased 0.1% from the comparable period in the prior year. From a regional perspective, comparable sales for North America decreased 1.5% and other international comparable sales increased 7.2%.

Fiscal 2026 Second Quarter Outlook
The Company is introducing guidance for the three months ending August 1, 2026. Net sales are projected to be in the range of $210 to $215 million. Earnings per share are expected to be between a loss of $0.23 and a loss of $0.08.

In fiscal 2026 the Company currently intends to open approximately 5 new stores all located in North America and close roughly 26 stores, including 20 in North America and 6 internationally.

Conference call Information
To access the conference call, please pre-register using this link (Registration Link). Registrants will receive confirmation with dial-in details. The conference call will also be available to interested parties through a live webcast at https://ir.zumiez.com. To avoid delays, we encourage participants to dial into the conference call fifteen minutes ahead of the scheduled start time. A replay of the webcast will also be available for a limited time at https://ir.zumiez.com.

About Zumiez Inc.

Zumiez is a leading specialty retailer of apparel, footwear, accessories and hardgoods for young men and women who want to express their individuality through the fashion, music, art and culture of action sports, streetwear, and other unique lifestyles. As of May 30, 2026, we operated 715 stores, including 560 in the United States, 45 in Canada, 83 in Europe and 27 in Australia. We operate under the names Zumiez, Blue Tomato and Fast Times. Additionally, we operate ecommerce web sites at zumiez.com, zumiez.ca, blue-tomato.com and fasttimes.com.au.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the Company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the Company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations, but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the Company’s annual report on Form 10-K for the fiscal year ended February 1, 2025 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF LOSS (In thousands, except per share amounts) (Unaudited)

	Three Months Ended
	May 2, 2026	% of Sales	May 3, 2025	% of Sales
Net sales	$193,348	100.0%	$184,343	100.0%
Cost of goods sold	132,005	68.3%	129,028	70.0%
Gross profit	61,343	31.7%	55,315	30.0%
Selling, general and administrative expenses	76,535	39.6%	75,187	40.8%
Operating loss	(15,192)	-7.9%	(19,872)	-10.8%
Interest income, net	849	0.5%	2,255	1.2%
Other (expense) income, net	(112)	-0.1%	1,844	1.0%
Loss, before income taxes	(14,455)	-7.5%	(15,773)	-8.6%
Benefit from income taxes	(1,189)	-0.6%	(1,443)	-0.8%
Net loss	$(13,266)	-6.9%	$(14,330)	-7.8%
Basic loss per share	$(0.82)		$(0.79)
Diluted loss per share	$(0.82)		$(0.79)
Weighted average shares used in computation of earnings per share
Basic	16,205		18,116
Diluted	16,205		18,116

ZUMIEZ INC. CONDENSED CONSOLIDATED BALANCE SHEETS (In thousands)

	May 2, 2026	January 31, 2026	May 3, 2025
	(Unaudited)		(Unaudited)
Assets
Current assets
Cash and cash equivalents	$66,918	$127,860	$62,519
Marketable securities	57,242	32,764	38,443
Receivables	14,147	13,957	14,839
Inventories	153,189	146,995	149,864
Prepaid expenses and other current assets	15,085	14,407	15,525
Total current assets	306,581	335,983	281,190
Fixed assets, net	70,473	72,813	79,703
Operating lease right-of-use assets	190,805	185,604	185,901
Goodwill	15,589	15,519	15,329
Intangible assets, net	15,411	15,513	14,665
Deferred tax assets, net	7,621	6,349	10,215
Other long-term assets	12,259	12,390	12,097
Total long-term assets	312,158	308,188	317,910
Total assets	$618,739	$644,171	$599,100

Liabilities and Shareholders’ Equity
Current liabilities
Trade accounts payable	$56,208	$49,150	$48,981
Accrued payroll and payroll taxes	17,659	28,221	16,563
Operating lease liabilities	55,824	54,023	54,388
Other current liabilities	27,767	36,136	26,943
Total current liabilities	157,458	167,530	146,875
Long-term operating lease liabilities	148,009	145,306	147,398
Other long-term liabilities	7,407	7,050	6,349
Total long-term liabilities	155,416	152,356	153,747
Total liabilities	312,874	319,886	300,622

Shareholders’ equity
Preferred stock, no par value, 20,000 shares authorized; none issued and outstanding	—	—	—
Common stock, no par value, 50,000 shares authorized; 17,032 shares issued and outstanding at May 2, 2026, 16,971 shares issued and outstanding at January 31, 2026, and 17,770 shares issued and outstanding at May 3, 2025	213,822	211,764	205,595
Accumulated other comprehensive loss	(12,419)	(11,438)	(16,746)
Retained earnings	104,462	123,959	109,629
Total shareholders’ equity	305,865	324,285	298,478
Total liabilities and shareholders’ equity	$618,739	$644,171	$599,100

ZUMIEZ INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands) (Unaudited)

	Three Months Ended
	May 2, 2026	May 3, 2025
Cash flows from operating activities:
Net loss	$(13,266)	$(14,330)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation, amortization and accretion	4,898	5,387
Noncash lease expense	14,980	14,639
Deferred taxes	(1,194)	(1,473)
Stock-based compensation expense	2,024	1,828
Impairment of long-lived assets	511	462
Other	126	(765)
Changes in operating assets and liabilities:
Receivables	777	(758)
Inventories	(6,534)	(119)
Prepaid expenses and other assets	(729)	299
Trade accounts payable	7,145	(1,357)
Accrued payroll and payroll taxes	(10,537)	(5,863)
Income taxes payable	(4,926)	(259)
Operating lease liabilities	(15,947)	(16,588)
Other liabilities	(5,423)	(3,187)
Net cash used in operating activities	(28,095)	(22,084)

Cash flows from investing activities:
Additions to fixed assets	(1,707)	(2,219)
Purchases of marketable securities and other investments	(27,088)	(7,055)
Sales and maturities of marketable securities and other investments	2,544	5,086
Net cash used in investing activities	(26,251)	(4,188)

Cash flows from financing activities:
Proceeds from the issuance and exercise of stock-based awards, net of tax	34	378
Repurchase of common stock	(5,994)	(25,215)
Net cash used in financing activities	(5,960)	(24,837)

Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(645)	1,608
Net decrease in cash, cash equivalents, and restricted cash	(60,951)	(49,501)
Cash, cash equivalents, and restricted cash, beginning of period	134,113	121,517
Cash, cash equivalents, and restricted cash, end of period	$73,162	$72,016
Supplemental disclosure on cash flow information:
Cash paid during the period for income taxes	$4,912	$412
Accrual for purchases of fixed assets	1,033	982
Accrual for repurchase of common stock	237	-

Company Contact:
Darin White
Director of Finance & Investor Relations
Zumiez Inc.
(425) 551-1500, ext. 1337

Investor Contact:
ICR
Brendon Frey
(203) 682-8200